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                                                          EXHIBIT 99.2

[RAILAMERICA LOGO] RAILAMERICA

AT THE COMPANY                                         FOR IMMEDIATE RELEASE
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Wayne A. August                                        January 9, 2002
Assistant Vice President Investor Relations
(561) 994-6015

   RailAmerica Completes Acquisition Of ParkSierra Corp. For $48 Million, Adds
                      Three Railroads to West Coast Region

BOCA RATON, FL - JANUARY 9, 2002 -- RailAmerica, Inc. (NYSE: RRA), the world's largest short line and regional railroad operator, today announced that it has completed its acquisition of ParkSierra Corp. for $48 million. The final purchase price consisted of approximately $23 million in cash and approximately $25 million in RailAmerica common stock. The Company stated that the cash component of the transaction was completed using a portion of the proceeds from its recent common stock private placement as well as financing provided by its senior bank group.

         ParkSierra, founded in 1990 by David L. Parkinson and headquartered in Napa, California, consists of the Arizona & California Railroad, the California Northern Railroad and the Puget Sound & Pacific Railroad. These railroads operate 751 miles of track in four western U.S. states with 31 locomotives and 98 employees.

         Gary O. Marino, Chairman, President & CEO of RailAmerica, said, "We would like to welcome the employees, shippers and shareholders of ParkSierra to the RailAmerica organization. Our acquisition of this fine operation will significantly enhance RailAmerica's presence in the Pacific region as these railroads all have excellent commercial prospects and sound infrastructures. This region is an area where we project substantial market growth and synergies with our other rail properties. We expect that this transaction will be accretive to our company this year."

         RailAmerica, Inc. (www.railamerica.com), the world's largest short line and regional railroad operator, now owns 50 short line and regional railroads operating approximately 13,200 route miles in the United States, Canada, Australia and Chile. In North America, the Company's railroads operate in 29 states and five Canadian provinces. Internationally, the Company operates an additional 4,300 route miles under track access arrangements in Australia and Argentina. In October 2001, RailAmerica was ranked 85th on Forbes magazine's list of the 200 Best Small Companies in America; in July 2001, the Company was named to the Russell 2000(R) Index.

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DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: THIS PRESS RELEASE CONTAINS
FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS AND THE PERFORMANCE OF RAILAMERICA,INC. AND THE COMPANY THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDING, BUT NOT LIMITED TO, FUEL COSTS, FOREIGN CURRENCY RISKS, FAILURE TO SUCCESSFULLY INTEGRATE ACQUISITIONS, FAILURE TO SERVICE DEBT, FAILURE TO SUCCESSFULLY MARKET AND SELL NON-CORE/NON-STRATEGIC PROPERTIES AND ASSETS, FAILURE TO ACCOMPLISH NEW MARKETING INITIATIVES, ECONOMIC CONDITIONS, CUSTOMER DEMAND, INCREASED COMPETITION IN THE RELEVANT MARKET, AND OTHERS. IN PARTICULAR, FORWARD-LOOKING STATEMENTS REGARDING EARNINGS AND EBITDA OF ENTITIES TO BE ACQUIRED ARE SUBJECT TO INHERENT ECONOMIC, FINANCIAL AND OPERATING UNCERTAINTIES, INCLUDING CHANGES IN ECONOMIC CONDITIONS, REALIZATION OF OPERATING SYNERGIES, THE ABILITY TO RETAIN KEY CUSTOMERS AND THE IMPACT OF UNFORESEEN COSTS AND LIABILITIES OF SUCH ENTITIES. WE REFER YOU TO THE DOCUMENTS THAT RAILAMERICA, INC. FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, SUCH AS THE FORM 10-K, FORM L0-Q AND FORM 8-K, WHICH CONTAIN ADDITIONAL IMPORTANT FACTORS THAT COULD CAUSE ITS ACTUAL RESULTS TO DIFFER FROM ITS CURRENT EXPECTATIONS AND FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE.